Exhibit 14.1
CARRIAGE SERVICES, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
Revised October 30, 2024
Purpose. At Carriage Services, Inc. (hereinafter, “Carriage,” “Company,” “us,” or “we”), our mission is to be the most ethical, professional, innovative and highest quality funeral and cemetery service provider. As part of our efforts to achieve this mission, our shared values provide the foundation to how we conduct our business, along with setting clear expectations for every Carriage team member. These shared values include:
•Trust: Honesty, integrity, and excellence in all that we do.
•Passion: Our shared commitment and respect for our people, our communities, and the services we provide.
•Partnership: Working together to achieve relentless growth.
•Innovation: Pursuing an entrepreneurial mind-set that challenges what’s possible.
Therefore, our culture is driven by trust, passion, partnership and innovation, both in principle and in practice at every level. In this regard, we adopted this Code of Business Conduct and Ethics (this “Code”) to document our commitment to ethical and legal behavior and to provide guidance and reporting procedures with respect to the same. This Code applies to all of our directors, officers, and employees as well as to all of the directors, officers, and employees of each of our subsidiaries (each such person a “Covered Party” and, collectively, the “Covered Parties”).
Compliance with Laws, Rules, and Regulations. All Covered Parties must respect and obey all federal laws, as well as the laws of each city and state in which we operate. Although not all Covered Parties are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate personnel. If you are uncertain about any law, rule, or regulation, you should contact your supervisor, manager, or the Company’s Legal Department.
Conflicts of Interest. Conflicts of interest are prohibited as a matter of Carriage policy, except under guidelines approved by the Company’s Board of Directors (the “Board”). A “conflict of interest” exists when a person’s private interest interferes in any way, or even appears to interfere, with the interests of Carriage. A conflict situation can arise when Covered Parties take actions or have interests that may make it difficult to perform their Carriage work objectively and effectively. Conflicts of interest may also arise when Covered Parties, or members of their family, receive improper personal benefits as a result of their position in Carriage. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest. It almost always is a conflict of interest for a Carriage employee to work simultaneously for a competitor, customer, or supplier in any respect, or to take any actions to establish a competing business within our service area; and the best policy is to avoid any direct or indirect business connection with any of our customers, competitors, or suppliers, except on Carriage’s behalf. Conflicts of interest may not always be clear-cut, so if you have a question or if you become aware of a conflict or potential conflict, you should

Exhibit 14.1
consult with a supervisor, manager, or other appropriate personnel as described in the “Reporting Any Illegal or Unethical Behavior” section and/or in the “Compliance Procedures” section of this Code.
Insider Trading. Covered Parties who have access to confidential information regarding Carriage are not permitted to use or share that information for stock trading purposes or for any other purpose, except the conduct of our business. All non-public information about Carriage should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical, but also illegal. If you have any questions, please consult Carriage’s Insider Trading & Anti-Hedging Policy or reach out to the Company’s Legal Department.
Corporate Opportunities. Covered Parties are prohibited from accepting opportunities that are discovered through the use of corporate property, information, or position without the consent of our Board. No Covered Party may use corporate property, information, or position for improper personal gain. Each and every Covered Party owes a duty to Carriage to advance the Company’s legitimate interests when the opportunity to do so arises.
Competition and Fair Dealing. Carriage seeks to outperform our competition fairly and honestly, seeking competitive advantages through superior performance – never through unethical or illegal business practices. Covered Parties should endeavor to respect the rights of, and deal fairly with, Carriage’s customers, suppliers, competitors, and employees. No Covered Party should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. No Covered Party is permitted to engage in price fixing, bid rigging, allocation of markets or customers, or other illegal activities.
Supplier Code of Conduct. We have a Supplier Code of Conduct that details our expectations of doing business with us that applies to all vendors and suppliers that have entered into an agreement with Carriage. Consistent with our policies and procedures, including this Code, we expect these vendors and suppliers to not only comply with applicable law and any terms and conditions of any contract, service agreement, or otherwise binding legal document with Carriage, but to adhere to our Supplier Code of Conduct and apply it to how they do business. We expect these vendors and suppliers to assist Carriage in enforcing this Supplier Code of Conduct by communicating its principles and standards to their employees, business partners, and subcontractors, if applicable. For more information, and to obtain a copy of the Supplier Code of Conduct, please email the Company’s Legal Department or visit: www.carriageservices.com/
Environmental. We expect our employees, officers, and directors to follow all applicable environmental laws and regulations. If you are uncertain about your responsibility or obligation, you should check with your supervisor, manager or the Company’s Legal Department for guidance. You should immediately report to your supervisor or manager any emergency situation involving any type of potential environmental harm to persons or property.
Discrimination, Retaliation, and Harassment. Carriage is an equal opportunity employer, and we are firmly committed to providing equal opportunity in all aspects of employment. Our Company will not tolerate any discrimination or harassment based on race, color, sex, sexual orientation, gender identification/expression, religion, national origin, citizenship status, age, physical or mental disability, veteran status, or any other legally protected status under applicable federal, state, and local laws. Employees must comply with all anti-discrimination, anti-retaliation, and anti-harassment laws whether local, state, or federal.
If any employee, officer, or director believes they have been harassed by anyone at the Company, they should immediately report the incident to their supervisor, manager, or Human Resources. Similarly,

Exhibit 14.1
supervisors and managers who learn of any such incident should immediately report it to Human Resources. Human Resources will promptly and thoroughly investigate any complaints and take appropriate action.
Bribery and Kickbacks. Bribery is illegal and subject to criminal penalties in the United States. Additionally, bribery is forbidden under the U.S. Foreign Corrupt Practices Act and other laws, rules, and regulations. Bribery, kickbacks or other improper payments of any kind have no place in the Company’s business and are strictly prohibited. No Covered Party may give bribes, kickbacks or offer anything of value to any person, organization or government official in order to obtain a particular result for the Company. All decisions made on behalf of the Company, whether with respect to investing in assets or purchasing goods or services must be made on the basis of appropriate investment or business criteria and must be legal and reasonable in relation to customary commercial practice. Similarly, no Covered Party may accept or receive a bribe, kickback or anything more than de minimis value from any party in exchange for or consideration of the award of any Company business. Gifts and entertainment could constitute an illegal bribe or kickback under certain circumstances, so Covered Parties should seek advice from the Company’s Legal Department when dealing with gifts and entertainment issues.
Antitrust. Antitrust laws in the United States are intended to preserve a free and competitive marketplace. Carriage requires full compliance with these laws. Covered Parties must not discuss with competitors how the Company prices, markets, services, or otherwise competes. Covered Parties must not share confidential business information with our competitors and must not engage in any conduct that could unreasonably restrict our competitors’ access to the market. Antitrust laws are complex and can be difficult to understand. Covered Parties should seek advice from the Company’s Legal Department when dealing with antitrust issues.
Political Activity. Carriage does not make contributions or payments that could be considered a contribution to political parties or candidates, or to intermediary organizations such as political action committees. However, Covered Parties are free to exercise their right to make personal political contributions within legal limits, except to the extent these contributions are otherwise prohibited or restricted by this Code, or by other Company policies. You should not make any contribution in a way that might appear to be an endorsement or contribution by the Company. You should be certain that you understand, and are in compliance with, all applicable laws, rules, and regulations before making any political contribution. The Company does not reimburse Company personnel for political contributions in any way.
Confidentiality. Covered Parties must maintain the confidentiality of any and all confidential or proprietary information entrusted to them by Carriage or its customers, except when disclosure is authorized properly or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors or harmful to Carriage or its customers if disclosed. Confidential information also includes any confidential or proprietary information that Carriage’s suppliers and customers entrust to the Company. The obligation to preserve confidential information continues so long as the nature of the information remains confidential, which may extend after your relationship with Carriage ends.
Protection and Proper Use of Company Assets. All Covered Parties should endeavor to protect Carriage’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on Carriage’s profitability. All Carriage assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported immediately for investigation. Carriage charge accounts, credit cards, bank accounts, and other resources are strictly limited to Carriage use; personal charges on Carriage accounts are prohibited, though nominal personal charges that occur in connection with, and are incidental to, a legitimate business purpose may be permitted if they are promptly reported and reimbursed in accordance with other Company policies. Further, Carriage equipment should not be used for non-Carriage business, though incidental personal use may be permitted.

Exhibit 14.1
Accurate and Timely Disclosure. Covered Parties who participate in making disclosures in reports or documents that Carriage files with, or submits to, the Securities and Exchange Commission, or in other public disclosures on behalf of Carriage, should endeavor to make each such disclosure to be full, fair, accurate, timely, and understandable.
Improper Influence on Conduct of Auditors. It is prohibited to directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors for the purpose of rendering misleading financial statements of the Company. Prohibited actions include, but are not limited to, those actions taken to coerce, manipulate, mislead or fraudulently influence an auditor: (1) to issue or reissue a report on the Company’s financial statements that is not warranted under the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards, or other professional or regulatory standards); (2) not to perform an audit, review, or other procedures required by generally accepted auditing standards or other professional standards; or (3) not to communicate matters to the Company’s Audit Committee of the Board.
Waivers of the Code of Business Conduct and Ethics. Any waiver of this Code for officers or directors may be made only by the Board and will be promptly disclosed as may be required by law or regulation.
Reporting Any Illegal or Unethical Behavior. Directors must report any known or suspected illegal or unethical behavior or violations of this Code to one or more members of the Audit Committee of the Board. Senior management must report any known or suspected illegal or unethical behavior or violations of this Code to the Company’s General Counsel, or, if the General Counsel is not available, to a member of the Company’s Legal Department. All other Covered Parties must report any known or suspected illegal or unethical behavior or violations of this Code to their supervisor, manager, or other appropriate personnel. These Covered Parties also may report a concern or suspected violation anonymously to our third-party reporting service identified under “Human Resources” on CarriageNet at:
http://carriagenet/corpservices/humanresources/hrsupport/ethical_advocate/Pages/ReportingIncidents.aspx. When in doubt about a potential violation of this Code or of any law or regulation, Covered Parties should consult with their supervisor, manager, or other appropriate personnel about the best course of action in a particular situation as well as with the guidance set forth in the Compliance Procedures of this Code. In all cases, it is the Company’s policy to prohibit retaliation or retribution for reports of misconduct by others made in good faith by employees. “Good faith” does not mean that a Covered Party must be correct in their suspicion or interpretation of any given situation, but it does mean that the person provides truthful information based upon his or her understanding. Covered Parties are expected to cooperate in internal investigations of alleged misconduct.
Compliance Procedures. We must all work to ensure prompt and consistent action against violations of this Code. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
•Seek Guidance. If you are unsure of what to do in any situation, seek guidance.
•Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
•Ask yourself. What specifically am I being asked to do? Does it seem unethical or improper? Should I ask for additional clarification? This will enable you to focus on the specific question you are faced with and the alternatives you have.
•Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the issue.

Exhibit 14.1
•Discuss the issue with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the issue and will appreciate being brought into the discussion. Remember that it is your supervisor's responsibility to help solve problems.
•Seek help from Carriage resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, you may discuss it with Carriage’s Legal Department by calling (713) 332-8400. If you prefer to write, address your concerns to: Carriage Services, Inc., 3040 Post Oak Blvd., Suite 300, Houston, Texas 77056, Attention: Legal Department; or by email to: legal@carriageservices.com.
You may also report a concern, complaint, or suggestion to the Company’s third-party reporting service identified under “Human Resources” on CarriageNet at:
http://carriagenet/corpservices/humanresources/hrsupport/ethical_advocate/Pages/ReportingIncidents.aspx. Complaints to the third-party service may be submitted in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected.
All Covered Parties are subject to the Company’s Code, which describes procedures for the internal reporting of violations of the Code. All Covered Parties must comply with those reporting requirements and promote compliance with them by others. Failure to adhere to this Code by any Covered Party will result in disciplinary action up to and including termination.
Posting. The Company shall make this Code available through the Company’s website.